News from The Chubb Corporation
The Chubb Corporation
15 Mountain View Road • P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000
FOR IMMEDIATE RELEASE
Chubb Reports 4th Quarter Net Income per Share of $2.92;
Operating Income per Share Is up 9% to a Record $2.34;
Combined Ratio Is 89.3%
Net Income per Share for 2005 Is $8.94;
Operating Income per Share Is up 6% to a Record $7.73;
Combined Ratio Is 92.3%
Chubb Forecasts 2006 Operating Income per Share of $8.60 to $9.00
     WARREN, New Jersey, January 31, 2006 — The Chubb Corporation [NYSE: CB] today reported that net income in the fourth quarter of 2005 was $614 million or $2.92 per share, compared to $468 million or $2.39 per share in the fourth quarter of 2004.
     Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, increased to a record $493 million from $421 million in the fourth quarter of 2004. Operating income per share increased 9% to $2.34 from $2.15.
     Net written premiums for the fourth quarter increased 1% to $3.1 billion. Premiums for the insurance business grew 5%: 4% in the U.S. and 9% outside the U.S. (10% in local currencies). Premium growth in the insurance business units other than Chubb Personal Insurance was attributable to Chubb’s decision not to renew certain reinsurance treaties, resulting in less premium ceded to reinsurers. Premiums for the Reinsurance Assumed business declined 41%.
     The fourth quarter combined loss and expense ratio was 89.3% in 2005 and 90.6% in 2004. The impact of catastrophes for the quarter accounted for 4.0 percentage points of the combined ratio in 2005, compared to 0.4 points in 2004. The expense ratio for the fourth quarter was 27.5% in 2005 and 27.9% in 2004.
     Property and casualty investment income after taxes for the fourth quarter increased 9% to $276 million in 2005 from $254 million in 2004.

     During the fourth quarter of 2005, Chubb repurchased 1,393,900 shares of its common stock at a total cost of $135 million.
     “We are delighted with the continued excellent results at Chubb Personal Insurance and Chubb Commercial Insurance and the substantial improvement at Chubb Specialty Insurance,” said John D. Finnegan, Chairman, President and Chief Executive Officer of Chubb. “With all three insurance business units now making significant profit contributions, Chubb achieved its third consecutive year of record operating earnings despite unusually high catastrophe losses. In addition, the completion of the Chubb Re — Harbor Point transaction on December 15 resulted in a $171 million pre-tax realized investment gain in the fourth quarter. We believe this transaction will bring significant additional value to Chubb shareholders in the future.”
Full Year Results
     For the year ended December 31, 2005, net income was $1.8 billion or $8.94 per share, compared with $1.5 billion or $8.01 per share for the year ended December 31, 2004. Operating income for 2005 totaled a record $1.6 billion or $7.73 per share, compared with $1.4 billion or $7.26 per share in 2004.
     Net written premiums in 2005 increased 2% to $12.3 billion. Premiums for the insurance business grew 4%: 3% in the U.S. and 8% outside the U.S. (6% in local currencies). Premiums for the Reinsurance Assumed business declined 21%.
     The combined ratio in 2005 was 92.3%, the same as in 2004. The impact of catastrophes accounted for 5.6 percentage points of the combined ratio in 2005. In 2004, catastrophe losses accounted for 2.3 points, which reflected the release in the second quarter of $80 million of net reserves for losses related to the September 11, 2001 attack on the World Trade Center. The expense ratio for the year was 28.0% in 2005 and 29.2% in 2004.
     Property and casualty investment income after taxes increased 11% to $1.1 billion in 2005 from $949 million in 2004.
Fourth Quarter Operations Review
     Chubb Personal Insurance (CPI) net written premiums grew 5% to $820 million. CPI’s combined ratio was 86.8%, compared to 82.9% in the fourth quarter of 2004. Catastrophe losses were 7.5 percentage points in 2005, while in 2004 they were 0.7 points.

     The Homeowners line grew 5%, and the combined ratio was 80.5%. The Personal Automobile line grew 2% and had a combined ratio of 88.3%, while other personal lines grew 11% and had a combined ratio of 109.1%.
     Chubb Commercial Insurance (CCI) net written premiums grew 5% to $1.3 billion. The combined ratio improved to 87.4% in 2005 from 90.3% in 2004. Catastrophe losses were 3.6 percentage points in 2005 and 0.5 points in 2004.
     Average renewal rates in the U.S. were down 1% for CCI, which retained 82% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 0.8 to 1.
     Chubb Specialty Insurance (CSI) net written premiums were up 6% to $829 million. The combined ratio was 92.7%, compared to 99.0% in the fourth quarter of 2004.
     Professional Liability (PL) net written premiums were up 4%, and the business had a combined ratio of 97.6%. Average renewal rates in the U.S. for PL were down 3%, and renewal retention was 78%. The ratio of new to lost business in the U.S. was 0.8 to 1. Surety premiums were up 29%, and the combined ratio was 39.5%.
     Reinsurance Assumed net written premiums were down 41%. The combined ratio was 101.8%, compared to 93.3% in the fourth quarter of 2004.
2005 Operations Review
     For the 12 months ended December 31, 2005, Chubb Personal Insurance net written premiums grew 6% to $3.3 billion. CPI’s combined ratio improved to 86.6% in 2005 from 92.5% in 2004. The impact of catastrophes accounted for 6.5 percentage points of the combined ratio in 2005, compared to 8.2 points in 2004. The Homeowners line grew 8% and had a combined ratio of 81.2%. The Personal Automobile line grew 2% and had a combined ratio of 95.3%. Other personal lines grew 4% and had a combined ratio of 96.2%.
     Chubb Commercial Insurance net written premiums grew 2% to $5.0 billion. The combined ratio was 92.4% in 2005 and 82.5% in 2004. The impact of catastrophes accounted for 8.3 percentage points of the combined ratio in 2005. Catastrophe losses had a negligible impact in 2004 due to the release of $80 million of net reserves for losses related to the September 11 attack.

     Chubb Specialty Insurance net written premiums grew 6% to $3.0 billion. Growth was attributable to the decision not to renew certain reinsurance treaties. The combined ratio improved to 97.3% in 2005 from 108.2% in 2004. Professional Liability had 5% premium growth and a combined ratio of 99.8%. Surety grew 18% and had a combined ratio of 62.9%.
     Reinsurance Assumed net written premiums were down 21%. The combined ratio was 96.1%, compared to 94.3% in 2004.
2006 Operating Income Guidance
     “We expect our earnings momentum of the past three years to continue in 2006,” said Mr. Finnegan. “We believe we can achieve 2006 operating income per share in the range of $8.60 to $9.00. This guidance assumes 4 percentage points of catastrophe losses, in contrast to the guidance assumption of 3 points at the beginning of last year and previous years.”
     Mr. Finnegan said the operating income guidance for 2006 also assumes:
•	A combined ratio between 89% and 91% for the year, based on a combined ratio of 87% to 90% for CPI, 88% to 91% for CCI, 91% to 94% for CSI and 92% to 95% for Reinsurance Assumed.

•	Growth of property and casualty investment income after taxes of 10% to 12%.
     “The markets for insurance and reinsurance are still in post-Katrina transition,” said Mr. Finnegan, “so we are not providing premium growth assumptions by business unit for 2006. For the purposes of planning and budgeting as well as developing our earnings guidance, we have assumed overall growth in our insurance business in the low single digits. Premiums for the Reinsurance Assumed business will continue to decline following the Harbor Point transaction.”
     The guidance and related assumptions are subject to the risks outlined in the company’s forward-looking information safe-harbor statement (see below).
Webcast Conference Call to be Held Today at 5 P.M.
     Chubb’s senior management will discuss the company’s fourth quarter performance with investors and analysts today, January 31st, at 5 P.M. Eastern Standard Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.

About Chubb
     Founded in 1882, the Chubb Group of Insurance Companies provide property and casualty insurance for personal and commercial customers worldwide through 8,000 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.
     The company’s Supplementary Investor Information Report has been posted on its Internet site at http://www.chubb.com.
     All financial results in this release and attachments are unaudited. Segment information for 2004 reflects the business unit realignment announced in February 2005.

For further information contact:	Investors:	Glenn A. Montgomery
(908) 903-2365

	Media:	Mark E. Greenberg
(908) 903-2682

Definitions of Key Terms
Operating Income
Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.
Underwriting Income (Loss)
Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.
Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.
Property and Casualty Investment Income After Income Tax
Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment performance because it reflects the impact of any change in the proportion of the investment portfolio invested in tax-exempt securities and is therefore more meaningful for analysis purposes than investment income before income tax.
Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost
Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income, the after-tax appreciation or depreciation on the Corporation’s available-for-sale fixed maturities, which are carried at market value. The appreciation or depreciation on available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.
Combined Loss and Expense Ratio or Combined Ratio
The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

FORWARD-LOOKING INFORMATION
     Certain statements in this document are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include statements regarding management’s guidance for 2006 operating income per share and related assumptions, and the volume and performance of the reinsurance assumed business generated for us by Harbor Point Limited and the future value of our Harbor Point investment. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on us. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in our public filings with the Securities and Exchange Commission and those associated with:
•	global political conditions and the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•	the effects of the outbreak or escalation of war or hostilities;

•	premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	the ability to retain existing business;

•	our expectations with respect to cash flow projections and investment income and with respect to other income;

•	the adequacy of loss reserves, including:
–	our expectations relating to reinsurance recoverables;

–	the effects of proposed asbestos liability legislation, including the impact of claims patterns arising from the possibility of legislation and those that may arise if legislation is not passed;

–	our estimates relating to ultimate asbestos liabilities;

–	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

–	the willingness of parties, including us, to settle disputes;

–	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability for asbestos, toxic waste and mold claims;

–	development of new theories of liability;

•	the availability of reinsurance coverage;

•	the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk;

•	the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that have filed for bankruptcy or otherwise experienced deterioration in creditworthiness;

•	the effects of disclosures by, and investigations of, public companies relating to possible accounting irregularities, practices in the financial services industry and other corporate governance issues, including:
–	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

–	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

–	claims and litigation arising out of practices in the financial services industry;

–	legislative or regulatory proposals or changes;
•	the effects of investigations into market practices in the U.S. property and casualty insurance industry and any legal or regulatory proceedings arising therefrom;

•	the impact of legislative and regulatory developments on our business, including those relating to terrorism and large-scale catastrophes;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	general economic and market conditions including:
–	changes in interest rates, market credit spreads and the performance of the financial markets;

–	the effects of inflation;

–	changes in domestic and foreign laws, regulations and taxes;

–	changes in competition and pricing environments;

–	regional or general changes in asset valuations;

–	the inability to reinsure certain risks economically;

–	changes in the litigation environment;

–	general market conditions; and
•	our ability to implement management’s strategic plans and initiatives.
          The Corporation assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION
SUPPLEMENTARY FINANCIAL DATA
(Unaudited)

	Periods Ended December 31
	Fourth Quarter		Twelve Months
	2005	2004	2005	2004
	(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$3,097.3	$3,080.2	$12,282.6	$12,052.9
Increase in Unearned Premiums	(17.7)	(55.1)	(106.6)	(417.2)

Premiums Earned	3,079.6	3,025.1	12,176.0	11,635.7

Losses and Loss Expenses	1,899.2	1,892.6	7,813.5	7,320.9
Operating Costs and Expenses	852.0	857.2	3,435.7	3,515.9
Increase in Deferred Policy Acquisition Costs	(6.4)	(11.6)	(16.7)	(76.6)
Dividends to Policyholders	3.9	7.6	22.9	29.4

Underwriting Income	330.9	279.3	920.6	846.1

Investments
Investment Income Before Expenses	349.8	322.0	1,342.3	1,207.0
Investment Expenses	6.4	5.5	27.0	22.7

Investment Income	343.4	316.5	1,315.3	1,184.3

Other Income (Charges)	2.3	(1.0)	(.6)	(4.7)

Property and Casualty Income	676.6	594.8	2,235.3	2,025.7

CHUBB FINANCIAL SOLUTIONS NON-INSURANCE BUSINESS	1.0	(.2)	(6.2)	(17.2)

CORPORATE AND OTHER	(17.7)	(33.5)	(165.6)	(158.5)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	659.9	561.1	2,063.5	1,850.0

Federal and Foreign Income Tax	166.9	140.1	485.3	447.6

CONSOLIDATED OPERATING INCOME	493.0	421.0	1,578.2	1,402.4

REALIZED INVESTMENT GAINS AFTER INCOME TAX	121.4	46.6	247.7	146.0

CONSOLIDATED NET INCOME	$614.4	$467.6	$1,825.9	$1,548.4

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$275.5	$253.5	$1,055.9	$949.3

	Periods Ended December 31
	Fourth Quarter		Twelve Months
	2005	2004	2005	2004
OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	210.7	195.4	204.2	193.2
Actual Common Shares at End of Period	209.0	192.7	209.0	192.7

DILUTED EARNINGS PER SHARE DATA
Operating Income	$2.34	$2.15	$7.73	$7.26
Realized Investment Gains	.58	.24	1.21	.75

Net Income	$2.92	$2.39	$8.94	$8.01

Effect of Catastrophes (excluding investment in Allied World Assurance Company, Ltd.)
Hurricane Katrina	$.01	$—	$(1.47)	$—
September 11 Attack	—	—	—	.27
All Other	(.40)	(.04)	(.72)	(1.18)

Total	$(.39)	$(.04)	$(2.19)	$(.91)

Effect of Chubb Financial Solutions Non-Insurance Business	$—	$—	$(.02)	$(.06)

	Dec. 31	Dec. 31
	2005	2004
BOOK VALUE PER COMMON SHARE	$59.36	$52.55

BOOK VALUE PER COMMON SHARE, with Available-for-Sale Fixed Maturities at Amortized Cost	58.26	49.83

PROPERTY AND CASUALTY UNDERWRITING RATIOS
PERIODS ENDED DECEMBER 31

	Fourth Quarter		Twelve Months
	2005	2004	2005	2004
Losses and Loss Expenses to
Premiums Earned	61.8%	62.7%	64.3%	63.1%
Underwriting Expenses to
Premiums Written	27.5	27.9	28.0	29.2

Combined Loss and Expense Ratio	89.3%	90.6%	92.3%	92.3%

Effect of Catastrophes on Combined
Loss and Expense Ratio
Hurricane Katrina	(.2)%	—%	3.7%	—%
September 11 Attack	—	—	—	(.7)
All Other	4.2	.4	1.9	3.0

Total	4.0%	.4%	5.6%	2.3%

PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS
PERIODS ENDED DECEMBER 31

	Fourth Quarter		Twelve Months
	2005	2004	2005	2004
	(in millions)
Paid Losses and Loss Expenses	$1,756.1	$1,249.9	$5,909.7	$5,033.4
Increase in Unpaid Losses and Loss Expenses	143.1	642.7	1,903.8	2,287.5

Total Losses and Loss Expenses	$1,899.2	$1,892.6	$7,813.5	$7,320.9

PROPERTY AND CASUALTY PRODUCT MIX
TWELVE MONTHS ENDED DECEMBER 31

	Net Premiums Written			Combined Loss and
			% Increase	Expense Ratios
	2005	2004	(Decrease)	2005	2004
	(in millions)
Personal Insurance
Automobile	$644.5	$629.1	2%	95.3%	93.3%
Homeowners	2,104.4	1,950.9	8	81.2	91.3
Other	557.6	535.5	4	96.2	96.0

Total Personal	3,306.5	3,115.5	6	86.6	92.5

Commercial Insurance
Multiple Peril	1,285.8	1,301.7	(1)	87.8	76.8
Casualty	1,754.9	1,682.5	4	96.1	89.8
Workers’ Compensation	929.9	881.5	5	84.8	90.9
Property and Marine	1,059.4	1,072.9	(1)	98.8	72.7

Total Commercial	5,030.0	4,938.6	2	92.4	82.5

Specialty Insurance
Professional Liability	2,798.4	2,654.3	5	99.8	112.0
Surety	243.7	205.8	18	62.9	57.2

Total Specialty	3,042.1	2,860.1	6	97.3	108.2

Total Insurance	11,378.6	10,914.2	4	92.0	92.1

Reinsurance Assumed	904.0	1,138.7	(21)	96.1	94.3

Total	$12,282.6	$12,052.9	2	92.3%	92.3%

QUARTERS ENDED DECEMBER 31

	Net Premiums Written			Combined Loss and
			% Increase	Expense Ratios
	2005	2004	(Decrease)	2005	2004
	(in millions)
Personal Insurance
Automobile	$158.5	$155.0	2%	88.3%	90.9%
Homeowners	520.8	496.5	5	80.5	74.7
Other	140.5	126.5	11	109.1	104.4

Total Personal	819.8	778.0	5	86.8	82.9

Commercial Insurance
Multiple Peril	350.6	335.2	5	83.5	83.3
Casualty	434.5	418.4	4	93.2	102.3
Workers’ Compensation	203.7	199.2	2	85.4	95.4
Property and Marine	281.1	259.3	8	84.3	76.5

Total Commercial	1,269.9	1,212.1	5	87.4	90.3

Specialty Insurance
Professional Liability	763.6	734.7	4	97.6	104.8
Surety	65.7	51.0	29	39.5	20.4

Total Specialty	829.3	785.7	6	92.7	99.0

Total Insurance	2,919.0	2,775.8	5	88.5	90.3

Reinsurance Assumed	178.3	304.4	(41)	101.8	93.3

Total	$3,097.3	$3,080.2	1	89.3%	90.6%

The property and casualty product mix for 2004 includes certain reclassifications to conform with the 2005 presentation, which more closely reflects the way the property and casualty business is now managed. The total net premiums written and combined loss and expense ratio are not affected.